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                        SEPARATION AGREEMENT


Metropolitan Financial Corporation ("Metropolitan") having requested the resignation of Stan K. Dardis ("Dardis") and both parties to this agreement desiring to settle and resolve in a final and binding way all issues between them, Metropolitan and Dardis hereby agree as follows:

1. Dardis hereby resigns his employment as President, Chief Executive Officer and Director of Metropolitan Federal Bank and all his other positions and responsibilities as officer, employee and member of the board of directors of Metropolitan and all of its subsidiary and affiliated corporations and business, effective June 15, 1993.

2. Upon expiration of the rescission period described in paragraph 8 below, Metropolitan shall pay Dardis his current monthly base salary up to December 31, 1993. Dardis will continue to be covered under Medical, Dental, and Life Insurance only until December 31, 1993. Long Term Disability, Pension, 401K, and all other employee benefits will cease on June 15, 1993. Dardis will have 90 days from the December 31, 1993 date to exercise any outstanding Metropolitan Corporation stock options.

3. Metropolitan will pay all reasonable invoices of reputable providers of outplacement services to Dardis up to a maximum of Twelve Thousand Dollars ($12,000).

4. Dardis agrees to fully and finally release Metropolitan and all of Metropolitan's subsidiaries and affiliates and all officers, employees and agents of those corporations from all claims he has or might have arising to the date hereof relating in any way to his employment or the termination of his employment with those corporations and persons. This release specifically includes, but is not limited to, all claims of age or other discrimination in employment arising under the federal Age Discrimination in Employment Act, the Minnesota Human Rights Act or any other federal, state or local statue in ordinance as well as all claims of reprisal, retaliation, defamation, invasion of privacy, breach of express or implied contract, promissory, estoppel, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation or fraud, "whistleblowing," breach of public policy, intentional or negligent interference with contract, improper administration of employee benefits and any other claim, whether legal or equitable. It is understood that this release will not impair any existing rights Dardis may have under any presently existing pension, retirement or employee benefit plan of Metropolitan, nor will it impair any rights Dardis may have to seek unemployment compensation benefits.

5. Dardis agrees, as an essential and material element of this Separation Agreement, that he will maintain all of the terms of this Separation Agreement and any negative opinions about Metropolitan and all of Metropolitan's subsidiaries and affiliates and their employees in strictest confidence and that he will not disclose the facts or terms of this Separation Agreement or those opinions to any person, except as required by law.

6. Dardis agrees to hold in confidence and not to directly or indirectly reveal, disclose or transfer any "Confidential Information" at any time hereafter to any person or entity and promises and represents that he has not done so heretofore. The term "Confidential Information" means all information or material proprietary to Metropolitan, its subsidiaries or affiliates and not generally known, about which Dardis obtained knowledge of or access to through Dardis' relationship with Metropolitan. "Confidential Information" includes, but is not limited to the following types of information and other information of a similar nature whether or not in writing:
Metropolitan's, its subsidiaries' or affiliates' financial information: buying, marketing and pricing methods, plans and techniques; concepts, compilations, know-how, procedures, manuals; reports; lists of existing and contemplated clients and customers' financial information, employee lists and confidential information entrusted by clients, customers and other third parties to Metropolitan, its subsidiaries and affiliates. Dardis agrees to promptly refer any requests for Confidential Information he receives to the Vice President-Human Resources of Metropolitan.

7. In responding to inquiries by third parties (other than governmental regulators) regarding the reasons for Dardis' separation from Metropolitan, the parties will only state that Dardis resigned for "personal reasons to pursue other interests" and the dates of Dardis' employment and nothing further.

8. Dardis acknowledges that he has had a 21 day opportunity to review and reflect on the terms of this Separation Agreement. Dardis further understands that he may rescind this Separation Agreement and the Release contained within it within 15 days of signing it. To be effective, his rescission must be in writing and delivered to Metropolitan in care of Gordon Schroeder, within the 15 day period. If sent by mail, the rescission must be 1) post-marked within the 15 day period; 2) properly addressed to Metropolitan; and 3) sent by certified mail, return receipt requested.

9. This Separation Agreement and the attached Release constitute the entire agreement of the parties. No other agreement not expressed within this Separation Agreement shall have any force or effect, and no modification, amendment or change of any kind to this Separation Agreement shall be effective unless it is in writing and signed by each of the parties to this Separation Agreement.

10. The laws of the State of Minnesota shall apply to any disputes that may arise relative to the construction of this agreement.

11. Dardis represents and agrees that he has carefully read and fully understands all of the provisions of this Separation Agreement and the attached Released, that he has had a full opportunity to have all of the terms of this Separation Agreement and Release explained to him by legal counsel of his choosing and at his expense and that he fully understands that by signing this Separation Agreement and the attached Release, he is giving up all rights to pursue any further claims against Metropolitan and others mentioned in the Release for any reason arising in or having roots in anything that happened up to the time of his signature. Dardis therefore represents and agrees that he is signing this Separation Agreement knowingly, freely and voluntarily.



    Dated:                           ______________
                                     Stan K. Dardis


                                     Metropolitan Financial Corporation



      Date: June 15, 1993           By__________________________________
                                  Its __________________________________